UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 18)*

TradeStation Group, Inc.

(Name of Issuer)

Common Stock, $.01 par value

(Title of Class of Securities)

89267P 10 5

(CUSIP Number)

Ralph L. Cruz

TradeStation Group, Inc.

8050 S.W. 10th Street

Suite 4000

Plantation, Florida 33324

(954) 652-7000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

August 29, 2008

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of §240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 89267P 10 5	Page 2 of 54

1)	Names of Reporting Persons RLCF-I 1997 Limited Partnership
2)	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3)	SEC Use Only
4)	Source of Funds (See Instructions) Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)	☐
6)	Citizenship or Place of Organization Texas

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power 2,016,468
(8) Shared Voting Power -0-
(9) Sole Dispositive Power 2,016,468
(10) Shared Dispositive Power -0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person 2,016,468
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐
13)	Percent of Class Represented by Amount in Row (11) 4.6%
14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 89267P 10 5	Page 3 of 54

1)	Names of Reporting Persons RLCF-II 1997 Limited Partnership
2)	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3)	SEC Use Only
4)	Source of Funds (See Instructions) Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)	☐
6)	Citizenship or Place of Organization Texas

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power 1,950,000
(8) Shared Voting Power -0-
(9) Sole Dispositive Power 1,950,000
(10) Shared Dispositive Power -0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person 1,950,000
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐
13)	Percent of Class Represented by Amount in Row (11) 4.5%
14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 89267P 10 5	Page 4 of 54

1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons Ralph L. Cruz
2)	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3)	SEC Use Only
4)	Source of Funds (See Instructions) Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)	☐
6)	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power 3,966,468
(8) Shared Voting Power -0-
(9) Sole Dispositive Power 4,716,468
(10) Shared Dispositive Power -0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person 3,966,468
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐
13)	Percent of Class Represented by Amount in Row (11) 9.1%
14)	Type of Reporting Person (See Instructions) IN

CUSIP No. 89267P 10 5	Page 5 of 54

This Amendment No. 18 further amends Items 4 and 5 of the Statement on Schedule 13D filed by Ralph L. Cruz with the Securities and Exchange Commission on January 10, 2001, as previously amended by Amendment No. 1 filed on May 10, 2002, Amendment No. 2 filed on February 13, 2004, Amendment No. 3 filed on June 7, 2004, Amendment No. 4 filed on September 17, 2004, Amendment No. 5 filed on December 1, 2004, Amendment No. 6 filed on January 10, 2005, Amendment No. 7 filed on November 4, 2005, Amendment No. 8 filed on November 21, 2005, Amendment No. 9 filed on March 10, 2006, Amendment No. 10 filed on May 22, 2006, Amendment No. 11 filed on August 17, 2006, Amendment No. 12 filed on February 26, 2007, Amendment No. 13 filed on May 25, 2007, Amendment No. 14 filed on August 29, 2007, Amendment No. 15 filed on February 22, 2008, Amendment No. 16 filed on April 7, 2008 and Amendment No. 17 filed on May 30, 2008 (“Amendment No. 17”), with respect to the Common Stock, $.01 par value (“Common Stock”), of TradeStation Group, Inc.

Item 4.	Purpose of Transaction.

Item 4 is hereby amended by deleting the last paragraph of Item 4 of Amendment No. 17 and adding the following two paragraphs:

This Amendment is being filed in connection with the sale by RLCF-I 1997 Limited Partnership of 750,000 shares of Common Stock pursuant to a Rule 10b5-1 Sales Plan, for which Form 4s were filed with the Securities and Exchange Commission on July 31, 2008, August 4, 2008, August 5, 2008, August 7, 2008, August 12, 2008, August 14, 2008, August 18, 2008, August 20, 2008, August 22, 2008, August 26, 2008, August 28, 2008, August 29, 2008 and September 2, 2008, and to provide updating information.

Except as described in the preceding paragraphs, the Reporting Persons have no present plans or proposals that relate to or would result in any of the matters required to be set forth in items (a) through (j) of Item 4 of Schedule 13D.

Item 5.	Interest in Securities of the Issuer.

Information with respect to RLCF-I 1997 Limited Partnership:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, RLCF-I 1997 Limited Partnership expressly declares that the filing of this Schedule 13D shall not be construed as an admission that RLCF-I 1997 Limited Partnership is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b) Shared versus sole voting and dispositive power: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions since most recent filing on Schedule 13D through August 29, 2008:

(1) On July 29, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.94 per share;

CUSIP No. 89267P 10 5	Page 6 of 54

(2) On July 29, 2008, the limited partnership sold 85 shares of Common Stock on the open market for $10.92 per share;

(3) On July 29, 2008, the limited partnership sold 725 shares of Common Stock on the open market for $10.91 per share;

(4) On July 29, 2008, the limited partnership sold 181 shares of Common Stock on the open market for $10.90 per share;

(5) On July 29, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.89 per share;

(6) On July 29, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.88 per share;

(7) On July 29, 2008, the limited partnership sold 3,156 shares of Common Stock on the open market for $10.87 per share;

(8) On July 29, 2008, the limited partnership sold 1,753 shares of Common Stock on the open market for $10.86 per share;

(9) On July 29, 2008, the limited partnership sold 2,200 shares of Common Stock on the open market for $10.85 per share;

(10) On July 29, 2008, the limited partnership sold 2,703 shares of Common Stock on the open market for $10.84 per share;

(11) On July 29, 2008, the limited partnership sold 2,338 shares of Common Stock on the open market for $10.83 per share;

(12) On July 29, 2008, the limited partnership sold 3,051 shares of Common Stock on the open market for $10.82 per share;

(13) On July 29, 2008, the limited partnership sold 3,308 shares of Common Stock on the open market for $10.81 per share;

(14) On July 29, 2008, the limited partnership sold 3,153 shares of Common Stock on the open market for $10.80 per share;

(15) On July 29, 2008, the limited partnership sold 2,547 shares of Common Stock on the open market for $10.79 per share;

(16) On July 29, 2008, the limited partnership sold 1,300 shares of Common Stock on the open market for $10.78 per share;

(17) On July 29, 2008, the limited partnership sold 2,200 shares of Common Stock on the open market for $10.77 per share;

(18) On July 29, 2008, the limited partnership sold 1,600 shares of Common Stock on the open market for $10.76 per share;

CUSIP No. 89267P 10 5	Page 7 of 54

(19) On July 29, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.75 per share;

(20) On July 29, 2008, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.74 per share;

(21) On July 29, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.73 per share;

(22) On July 29, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.72 per share;

(23) On July 29, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.71 per share;

(24) On July 29, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.69 per share;

(25) On July 29, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.68 per share;

(26) On July 29, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.67 per share;

(27) On July 30, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $11.18 per share;

(28) On July 30, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $11.17 per share;

(29) On July 30, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $11.16 per share;

(30) On July 30, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $11.14 per share;

(31) On July 30, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $11.13 per share;

(32) On July 30, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $11.12 per share;

(33) On July 30, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $11.11 per share;

(34) On July 30, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $11.10 per share;

(35) On July 30, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $11.08 per share;

CUSIP No. 89267P 10 5	Page 8 of 54

(36) On July 30, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $11.07 per share;

(37) On July 30, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $11.06 per share;

(38) On July 30, 2008, the limited partnership sold 304 shares of Common Stock on the open market for $11.04 per share;

(39) On July 30, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $11.03 per share;

(40) On July 30, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $11.02 per share;

(41) On July 30, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $11.01 per share;

(42) On July 30, 2008, the limited partnership sold 1,296 shares of Common Stock on the open market for $10.99 per share;

(43) On July 30, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.98 per share;

(44) On July 30, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.97 per share;

(45) On July 30, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.96 per share;

(46) On July 30, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.95 per share;

(47) On July 30, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.94 per share;

(48) On July 30, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.93 per share;

(49) On July 30, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.92 per share;

(50) On July 30, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.91 per share;

(51) On July 30, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.90 per share;

(52) On July 30, 2008, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.89 per share;

CUSIP No. 89267P 10 5	Page 9 of 54

(53) On July 30, 2008, the limited partnership sold 3,105 shares of Common Stock on the open market for $10.88 per share;

(54) On July 30, 2008, the limited partnership sold 4,295 shares of Common Stock on the open market for $10.87 per share;

(55) On July 30, 2008, the limited partnership sold 2,800 shares of Common Stock on the open market for $10.86 per share;

(56) On July 30, 2008, the limited partnership sold 2,700 shares of Common Stock on the open market for $10.85 per share;

(57) On July 30, 2008, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.84 per share;

(58) On July 30, 2008, the limited partnership sold 3,700 shares of Common Stock on the open market for $10.83 per share;

(59) On July 30, 2008, the limited partnership sold 4,500 shares of Common Stock on the open market for $10.82 per share;

(60) On July 30, 2008, the limited partnership sold 3,300 shares of Common Stock on the open market for $10.81 per share;

(61) On July 30, 2008, the limited partnership sold 5,300 shares of Common Stock on the open market for $10.80 per share;

(62) On July 30, 2008, the limited partnership sold 3,000 shares of Common Stock on the open market for $10.79 per share;

(63) On July 30, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.78 per share;

(64) On July 30, 2008, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.77 per share;

(65) On July 30, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.76 per share;

(66) On July 30, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.75 per share;

(67) On July 31, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $11.01 per share;

(68) On July 31, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.98 per share;

(69) On July 31, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.97 per share;

CUSIP No. 89267P 10 5	Page 10 of 54

(70) On July 31, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.95 per share;

(71) On July 31, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.94 per share;

(72) On July 31, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.93 per share;

(73) On July 31, 2008, the limited partnership sold 886 shares of Common Stock on the open market for $10.91 per share;

(74) On July 31, 2008, the limited partnership sold 114 shares of Common Stock on the open market for $10.90 per share;

(75) On July 31, 2008, the limited partnership sold 2,800 shares of Common Stock on the open market for $10.89 per share;

(76) On July 31, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.88 per share;

(77) On July 31, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.87 per share;

(78) On July 31, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.86 per share;

(79) On July 31, 2008, the limited partnership sold 2,100 shares of Common Stock on the open market for $10.85 per share;

(80) On July 31, 2008, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.84 per share;

(81) On July 31, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.83 per share;

(82) On July 31, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.82 per share;

(83) On July 31, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.81 per share;

(84) On July 31, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.80 per share;

(85) On July 31, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.79 per share;

(86) On July 31, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.78 per share;

CUSIP No. 89267P 10 5	Page 11 of 54

(87) On July 31, 2008, the limited partnership sold 1,894 shares of Common Stock on the open market for $10.77 per share;

(88) On July 31, 2008, the limited partnership sold 1,300 shares of Common Stock on the open market for $10.76 per share;

(89) On July 31, 2008, the limited partnership sold 806 shares of Common Stock on the open market for $10.75 per share;

(90) On July 31, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.74 per share;

(91) On July 31, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.73 per share;

(92) On July 31, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.72 per share;

(93) On July 31, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.71 per share;

(94) On July 31, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.69 per share;

(95) On July 31, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.68 per share;

(96) On July 31, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.67 per share;

(97) On July 31, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.66 per share;

(98) On July 31, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.65 per share;

(99) On July 31, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.63 per share;

(100) On July 31, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.62 per share;

(101) On July 31, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.57 per share;

(102) On July 31, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.54 per share;

(103) On August 1, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $11.07 per share;

CUSIP No. 89267P 10 5	Page 12 of 54

(104) On August 1, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $11.06 per share;

(105) On August 1, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $11.05 per share;

(106) On August 1, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $11.04 per share;

(107) On August 1, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $11.03 per share;

(108) On August 1, 2008, the limited partnership sold 2,400 shares of Common Stock on the open market for $11.02 per share;

(109) On August 1, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.01 per share;

(110) On August 1, 2008, the limited partnership sold 5,410 shares of Common Stock on the open market for $11.00 per share;

(111) On August 1, 2008, the limited partnership sold 890 shares of Common Stock on the open market for $10.99 per share;

(112) On August 1, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.98 per share;

(113) On August 1, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.97 per share;

(114) On August 1, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.96 per share;

(115) On August 1, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.95 per share;

(116) On August 1, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.94 per share;

(117) On August 1, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.93 per share;

(118) On August 1, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.92 per share;

(119) On August 1, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.90 per share;

(120) On August 1, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.88 per share;

CUSIP No. 89267P 10 5	Page 13 of 54

(121) On August 1, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.87 per share;

(122) On August 1, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.86 per share;

(123) On August 1, 2008, the limited partnership sold 202 shares of Common Stock on the open market for $10.83 per share;

(124) On August 1, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.82 per share;

(125) On August 1, 2008, the limited partnership sold 742 shares of Common Stock on the open market for $10.81 per share;

(126) On August 1, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.80 per share;

(127) On August 1, 2008, the limited partnership sold 956 shares of Common Stock on the open market for $10.79 per share;

(128) On August 1, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.78 per share;

(129) On August 1, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.77 per share;

(130) On August 1, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.76 per share;

(131) On August 1, 2008, the limited partnership sold 898 shares of Common Stock on the open market for $10.75 per share;

(132) On August 1, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.74 per share;

(133) On August 1, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.73 per share;

(134) On August 1, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.72 per share;

(135) On August 1, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.71 per share;

(136) On August 1, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.70 per share;

(137) On August 1, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.69 per share;

CUSIP No. 89267P 10 5	Page 14 of 54

(138) On August 1, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.68 per share;

(139) On August 1, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.67 per share;

(140) On August 1, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.66 per share;

(141) On August 1, 2008, the limited partnership sold 1,002 shares of Common Stock on the open market for $10.65 per share;

(142) On August 1, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.64 per share;

(143) On August 1, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.63 per share;

(144) On August 1, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.62 per share;

(145) On August 1, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.61 per share;

(146) On August 1, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.60 per share;

(147) On August 1, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.59 per share;

(148) On August 1, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.57 per share;

(149) On August 1, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.56 per share;

(150) On August 1, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.55 per share;

(151) On August 1, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.54 per share;

(152) On August 1, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.53 per share;

(153) On August 1, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.52 per share;

(154) On August 4, 2008, the limited partnership sold 76 shares of Common Stock on the open market for $11.08 per share;

CUSIP No. 89267P 10 5	Page 15 of 54

(155) On August 4, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $11.07 per share;

(156) On August 4, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $11.06 per share;

(157) On August 4, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $11.05 per share;

(158) On August 4, 2008, the limited partnership sold 124 shares of Common Stock on the open market for $11.04 per share;

(159) On August 4, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $11.03 per share;

(160) On August 4, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $11.02 per share;

(161) On August 4, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $11.01 per share;

(162) On August 4, 2008, the limited partnership sold 276 shares of Common Stock on the open market for $11.00 per share;

(163) On August 4, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.99 per share;

(164) On August 4, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.98 per share;

(165) On August 4, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.97 per share;

(166) On August 4, 2008, the limited partnership sold 724 shares of Common Stock on the open market for $10.96 per share;

(167) On August 4, 2008, the limited partnership sold 692 shares of Common Stock on the open market for $10.95 per share;

(168) On August 4, 2008, the limited partnership sold 708 shares of Common Stock on the open market for $10.94 per share;

(169) On August 4, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.93 per share;

(170) On August 4, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.92 per share;

(171) On August 4, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.91 per share;

CUSIP No. 89267P 10 5	Page 16 of 54

(172) On August 4, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.90 per share;

(173) On August 4, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.89 per share;

(174) On August 4, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.88 per share;

(175) On August 4, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.87 per share;

(176) On August 4, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.86 per share;

(177) On August 4, 2008, the limited partnership sold 1,300 shares of Common Stock on the open market for $10.85 per share;

(178) On August 4, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.84 per share;

(179) On August 4, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.83 per share;

(180) On August 4, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.81 per share;

(181) On August 4, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.80 per share;

(182) On August 4, 2008, the limited partnership sold 1,300 shares of Common Stock on the open market for $10.79 per share;

(183) On August 4, 2008, the limited partnership sold 1,900 shares of Common Stock on the open market for $10.78 per share;

(184) On August 4, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.77 per share;

(185) On August 4, 2008, the limited partnership sold 625 shares of Common Stock on the open market for $10.76 per share;

(186) On August 4, 2008, the limited partnership sold 1,375 shares of Common Stock on the open market for $10.75 per share;

(187) On August 5, 2008, the limited partnership sold 269 shares of Common Stock on the open market for $11.11 per share;

(188) On August 5, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $11.10 per share;

CUSIP No. 89267P 10 5	Page 17 of 54

(189) On August 5, 2008, the limited partnership sold 437 shares of Common Stock on the open market for $11.08 per share;

(190) On August 5, 2008, the limited partnership sold 637 shares of Common Stock on the open market for $11.07 per share;

(191) On August 5, 2008, the limited partnership sold 561 shares of Common Stock on the open market for $11.06 per share;

(192) On August 5, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $11.05 per share;

(193) On August 5, 2008, the limited partnership sold 1,614 shares of Common Stock on the open market for $11.04 per share;

(194) On August 5, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $11.03 per share;

(195) On August 5, 2008, the limited partnership sold 1,296 shares of Common Stock on the open market for $11.02 per share;

(196) On August 5, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.01 per share;

(197) On August 5, 2008, the limited partnership sold 2,800 shares of Common Stock on the open market for $11.00 per share;

(198) On August 5, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.97 per share;

(199) On August 5, 2008, the limited partnership sold 86 shares of Common Stock on the open market for $10.96 per share;

(200) On August 5, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.95 per share;

(201) On August 5, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.94 per share;

(202) On August 5, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.93 per share;

(203) On August 5, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.91 per share;

(204) On August 5, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.90 per share;

(205) On August 5, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.89 per share;

CUSIP No. 89267P 10 5	Page 18 of 54

(206) On August 5, 2008, the limited partnership sold 4,100 shares of Common Stock on the open market for $10.88 per share;

(207) On August 5, 2008, the limited partnership sold 2,825 shares of Common Stock on the open market for $10.87 per share;

(208) On August 5, 2008, the limited partnership sold 1,875 shares of Common Stock on the open market for $10.86 per share;

(209) On August 5, 2008, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.85 per share;

(210) On August 5, 2008, the limited partnership sold 941 shares of Common Stock on the open market for $10.84 per share;

(211) On August 5, 2008, the limited partnership sold 459 shares of Common Stock on the open market for $10.83 per share;

(212) On August 5, 2008, the limited partnership sold 1,300 shares of Common Stock on the open market for $10.82 per share;

(213) On August 5, 2008, the limited partnership sold 604 shares of Common Stock on the open market for $10.81 per share;

(214) On August 5, 2008, the limited partnership sold 2,100 shares of Common Stock on the open market for $10.80 per share;

(215) On August 5, 2008, the limited partnership sold 1,396 shares of Common Stock on the open market for $10.79 per share;

(216) On August 5, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.78 per share;

(217) On August 5, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.77 per share;

(218) On August 5, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.74 per share;

(219) On August 5, 2008, the limited partnership sold 99 shares of Common Stock on the open market for $10.56 per share;

(220) On August 5, 2008, the limited partnership sold 501 shares of Common Stock on the open market for $10.53 per share;

(221) On August 5, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.52 per share;

(222) On August 6, 2008, the limited partnership sold 208 shares of Common Stock on the open market for $11.03 per share;

CUSIP No. 89267P 10 5	Page 19 of 54

(223) On August 6, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $11.02 per share;

(224) On August 6, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $11.01 per share;

(225) On August 6, 2008, the limited partnership sold 2,400 shares of Common Stock on the open market for $11.00 per share;

(226) On August 6, 2008, the limited partnership sold 1,900 shares of Common Stock on the open market for $10.99 per share;

(227) On August 6, 2008, the limited partnership sold 878 shares of Common Stock on the open market for $10.98 per share;

(228) On August 6, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.97 per share;

(229) On August 6, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.96 per share;

(230) On August 6, 2008, the limited partnership sold 2,900 shares of Common Stock on the open market for $10.95 per share;

(231) On August 6, 2008, the limited partnership sold 2,714 shares of Common Stock on the open market for $10.94 per share;

(232) On August 6, 2008, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.93 per share;

(233) On August 6, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.92 per share;

(234) On August 6, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.91 per share;

(235) On August 6, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.90 per share;

(236) On August 6, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.89 per share;

(237) On August 6, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.88 per share;

(238) On August 6, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.87 per share;

(239) On August 6, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.85 per share;

CUSIP No. 89267P 10 5	Page 20 of 54

(240) On August 6, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.83 per share;

(241) On August 6, 2008, the limited partnership sold 330 shares of Common Stock on the open market for $10.81 per share;

(242) On August 6, 2008, the limited partnership sold 370 shares of Common Stock on the open market for $10.80 per share;

(243) On August 6, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.79 per share;

(244) On August 6, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.78 per share;

(245) On August 6, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.64 per share;

(246) On August 7, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.78 per share;

(247) On August 7, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.76 per share;

(248) On August 7, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.75 per share;

(249) On August 7, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.74 per share;

(250) On August 7, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.72 per share;

(251) On August 7, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.71 per share;

(252) On August 7, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.70 per share;

(253) On August 7, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.69 per share;

(254) On August 7, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.68 per share;

(255) On August 7, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.67 per share;

(256) On August 7, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.66 per share;

CUSIP No. 89267P 10 5	Page 21 of 54

(257) On August 7, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.65 per share;

(258) On August 7, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.64 per share;

(259) On August 7, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.63 per share;

(260) On August 7, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.62 per share;

(261) On August 7, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.61 per share;

(262) On August 7, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.60 per share;

(263) On August 7, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.59 per share;

(264) On August 7, 2008, the limited partnership sold 1,500 shares of Common Stock on the open market for $10.58 per share;

(265) On August 7, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.57 per share;

(266) On August 7, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.56 per share;

(267) On August 7, 2008, the limited partnership sold 980 shares of Common Stock on the open market for $10.55 per share;

(268) On August 7, 2008, the limited partnership sold 1,008 shares of Common Stock on the open market for $10.54 per share;

(269) On August 7, 2008, the limited partnership sold 1,012 shares of Common Stock on the open market for $10.53 per share;

(270) On August 7, 2008, the limited partnership sold 1,300 shares of Common Stock on the open market for $10.52 per share;

(271) On August 7, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.51 per share;

(272) On August 7, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.50 per share;

(273) On August 7, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.41 per share;

CUSIP No. 89267P 10 5	Page 22 of 54

(274) On August 7, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.40 per share;

(275) On August 7, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.38 per share;

(276) On August 8, 2008, the limited partnership sold 453 shares of Common Stock on the open market for $10.77 per share;

(277) On August 8, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.76 per share;

(278) On August 8, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.75 per share;

(279) On August 8, 2008, the limited partnership sold 647 shares of Common Stock on the open market for $10.74 per share;

(280) On August 8, 2008, the limited partnership sold 694 shares of Common Stock on the open market for $10.73 per share;

(281) On August 8, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.72 per share;

(282) On August 8, 2008, the limited partnership sold 406 shares of Common Stock on the open market for $10.71 per share;

(283) On August 8, 2008, the limited partnership sold 4,889 shares of Common Stock on the open market for $10.70 per share;

(284) On August 8, 2008, the limited partnership sold 8,327 shares of Common Stock on the open market for $10.69 per share;

(285) On August 8, 2008, the limited partnership sold 2,311 shares of Common Stock on the open market for $10.68 per share;

(286) On August 8, 2008, the limited partnership sold 1,473 shares of Common Stock on the open market for $10.67 per share;

(287) On August 8, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.66 per share;

(288) On August 8, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.65 per share;

(289) On August 8, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.64 per share;

(290) On August 8, 2008, the limited partnership sold 1,189 shares of Common Stock on the open market for $10.63 per share;

CUSIP No. 89267P 10 5	Page 23 of 54

(291) On August 8, 2008, the limited partnership sold 253 shares of Common Stock on the open market for $10.62 per share;

(292) On August 8, 2008, the limited partnership sold 53 shares of Common Stock on the open market for $10.61 per share;

(293) On August 8, 2008, the limited partnership sold 958 shares of Common Stock on the open market for $10.60 per share;

(294) On August 8, 2008, the limited partnership sold 1,447 shares of Common Stock on the open market for $10.59 per share;

(295) On August 8, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.58 per share;

(296) On August 8, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.57 per share;

(297) On August 8, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.56 per share;

(298) On August 8, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.55 per share;

(299) On August 8, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.54 per share;

(300) On August 8, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.50 per share;

(301) On August 8, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.46 per share;

(302) On August 8, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.44 per share;

(303) On August 8, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.43 per share;

(304) On August 8, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.42 per share;

(305) On August 8, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.39 per share;

(306) On August 11, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $11.00 per share;

(307) On August 11, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.98 per share;

CUSIP No. 89267P 10 5	Page 24 of 54

(308) On August 11, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.97 per share;

(309) On August 11, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.96 per share;

(310) On August 11, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.95 per share;

(311) On August 11, 2008, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.94 per share;

(312) On August 11, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.92 per share;

(313) On August 11, 2008, the limited partnership sold 43 shares of Common Stock on the open market for $10.91 per share;

(314) On August 11, 2008, the limited partnership sold 2,715 shares of Common Stock on the open market for $10.90 per share;

(315) On August 11, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.89 per share;

(316) On August 11, 2008, the limited partnership sold 1,185 shares of Common Stock on the open market for $10.88 per share;

(317) On August 11, 2008, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.87 per share;

(318) On August 11, 2008, the limited partnership sold 4,100 shares of Common Stock on the open market for $10.86 per share;

(319) On August 11, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.85 per share;

(320) On August 11, 2008, the limited partnership sold 1,142 shares of Common Stock on the open market for $10.84 per share;

(321) On August 11, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.83 per share;

(322) On August 11, 2008, the limited partnership sold 1,600 shares of Common Stock on the open market for $10.82 per share;

(323) On August 11, 2008, the limited partnership sold 1,894 shares of Common Stock on the open market for $10.81 per share;

(324) On August 11, 2008, the limited partnership sold 2,156 shares of Common Stock on the open market for $10.80 per share;

CUSIP No. 89267P 10 5	Page 25 of 54

(325) On August 11, 2008, the limited partnership sold 1,550 shares of Common Stock on the open market for $10.79 per share;

(326) On August 11, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.78 per share;

(327) On August 11, 2008, the limited partnership sold 2,080 shares of Common Stock on the open market for $10.77 per share;

(328) On August 11, 2008, the limited partnership sold 4,550 shares of Common Stock on the open market for $10.76 per share;

(329) On August 11, 2008, the limited partnership sold 3,050 shares of Common Stock on the open market for $10.75 per share;

(330) On August 11, 2008, the limited partnership sold 2,400 shares of Common Stock on the open market for $10.74 per share;

(331) On August 11, 2008, the limited partnership sold 2,700 shares of Common Stock on the open market for $10.73 per share;

(332) On August 11, 2008, the limited partnership sold 2,858 shares of Common Stock on the open market for $10.72 per share;

(333) On August 11, 2008, the limited partnership sold 877 shares of Common Stock on the open market for $10.71 per share;

(334) On August 11, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.70 per share;

(335) On August 11, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.59 per share;

(336) On August 12, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.87 per share;

(337) On August 12, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.86 per share;

(338) On August 12, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.85 per share;

(339) On August 12, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.84 per share;

(340) On August 12, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.83 per share;

(341) On August 12, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.82 per share;

CUSIP No. 89267P 10 5	Page 26 of 54

(342) On August 12, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.80 per share;

(343) On August 12, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.79 per share;

(344) On August 12, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.78 per share;

(345) On August 12, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.77 per share;

(346) On August 12, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.76 per share;

(347) On August 12, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.75 per share;

(348) On August 12, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.74 per share;

(349) On August 12, 2008, the limited partnership sold 1,197 shares of Common Stock on the open market for $10.73 per share;

(350) On August 12, 2008, the limited partnership sold 203 shares of Common Stock on the open market for $10.72 per share;

(351) On August 12, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.67 per share;

(352) On August 12, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.65 per share;

(353) On August 12, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.64 per share;

(354) On August 12, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.62 per share;

(355) On August 12, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.61 per share;

(356) On August 12, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.60 per share;

(357) On August 12, 2008, the limited partnership sold 1,142 shares of Common Stock on the open market for $10.59 per share;

(358) On August 12, 2008, the limited partnership sold 734 shares of Common Stock on the open market for $10.58 per share;

CUSIP No. 89267P 10 5	Page 27 of 54

(359) On August 12, 2008, the limited partnership sold 467 shares of Common Stock on the open market for $10.57 per share;

(360) On August 12, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.56 per share;

(361) On August 12, 2008, the limited partnership sold 1,233 shares of Common Stock on the open market for $10.55 per share;

(362) On August 12, 2008, the limited partnership sold 723 shares of Common Stock on the open market for $10.54 per share;

(363) On August 12, 2008, the limited partnership sold 844 shares of Common Stock on the open market for $10.53 per share;

(364) On August 12, 2008, the limited partnership sold 362 shares of Common Stock on the open market for $10.52 per share;

(365) On August 12, 2008, the limited partnership sold 1,157 shares of Common Stock on the open market for $10.51 per share;

(366) On August 12, 2008, the limited partnership sold 1,968 shares of Common Stock on the open market for $10.50 per share;

(367) On August 12, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.49 per share;

(368) On August 12, 2008, the limited partnership sold 1,600 shares of Common Stock on the open market for $10.48 per share;

(369) On August 12, 2008, the limited partnership sold 1,338 shares of Common Stock on the open market for $10.47 per share;

(370) On August 12, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.46 per share;

(371) On August 12, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.45 per share;

(372) On August 12, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.44 per share;

(373) On August 12, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.43 per share;

(374) On August 12, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.42 per share;

(375) On August 12, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.40 per share;

CUSIP No. 89267P 10 5	Page 28 of 54

(376) On August 12, 2008, the limited partnership sold 932 shares of Common Stock on the open market for $10.39 per share;

(377) On August 12, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.38 per share;

(378) On August 12, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.37 per share;

(379) On August 12, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.35 per share;

(380) On August 12, 2008, the limited partnership sold 1,800 shares of Common Stock on the open market for $10.32 per share;

(381) On August 12, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.30 per share;

(382) On August 13, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.55 per share;

(383) On August 13, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.54 per share;

(384) On August 13, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.52 per share;

(385) On August 13, 2008, the limited partnership sold 1,606 shares of Common Stock on the open market for $10.51 per share;

(386) On August 13, 2008, the limited partnership sold 3,302 shares of Common Stock on the open market for $10.50 per share;

(387) On August 13, 2008, the limited partnership sold 1,668 shares of Common Stock on the open market for $10.49 per share;

(388) On August 13, 2008, the limited partnership sold 1,650 shares of Common Stock on the open market for $10.48 per share;

(389) On August 13, 2008, the limited partnership sold 2,150 shares of Common Stock on the open market for $10.47 per share;

(390) On August 13, 2008, the limited partnership sold 2,344 shares of Common Stock on the open market for $10.46 per share;

(391) On August 13, 2008, the limited partnership sold 1,260 shares of Common Stock on the open market for $10.45 per share;

(392) On August 13, 2008, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.44 per share;

CUSIP No. 89267P 10 5	Page 29 of 54

(393) On August 13, 2008, the limited partnership sold 856 shares of Common Stock on the open market for $10.43 per share;

(394) On August 13, 2008, the limited partnership sold 1,040 shares of Common Stock on the open market for $10.42 per share;

(395) On August 13, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.41 per share;

(396) On August 13, 2008, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.40 per share;

(397) On August 13, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.39 per share;

(398) On August 13, 2008, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.38 per share;

(399) On August 13, 2008, the limited partnership sold 1,524 shares of Common Stock on the open market for $10.37 per share;

(400) On August 13, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.36 per share;

(401) On August 13, 2008, the limited partnership sold 1,900 shares of Common Stock on the open market for $10.35 per share;

(402) On August 13, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.34 per share;

(403) On August 13, 2008, the limited partnership sold 963 shares of Common Stock on the open market for $10.33 per share;

(404) On August 13, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.32 per share;

(405) On August 13, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.31 per share;

(406) On August 13, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.30 per share;

(407) On August 13, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.29 per share;

(408) On August 13, 2008, the limited partnership sold 1,137 shares of Common Stock on the open market for $10.28 per share;

(409) On August 13, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.26 per share;

CUSIP No. 89267P 10 5	Page 30 of 54

(410) On August 13, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.25 per share;

(411) On August 13, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.24 per share;

(412) On August 13, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.23 per share;

(413) On August 13, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.22 per share;

(414) On August 14, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.56 per share;

(415) On August 14, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.55 per share;

(416) On August 14, 2008, the limited partnership sold 240 shares of Common Stock on the open market for $10.54 per share;

(417) On August 14, 2008, the limited partnership sold 60 shares of Common Stock on the open market for $10.53 per share;

(418) On August 14, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.52 per share;

(419) On August 14, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.50 per share;

(420) On August 14, 2008, the limited partnership sold 336 shares of Common Stock on the open market for $10.49 per share;

(421) On August 14, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.48 per share;

(422) On August 14, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.47 per share;

(423) On August 14, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.46 per share;

(424) On August 14, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.45 per share;

(425) On August 14, 2008, the limited partnership sold 1,164 shares of Common Stock on the open market for $10.44 per share;

(426) On August 14, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.43 per share;

CUSIP No. 89267P 10 5	Page 31 of 54

(427) On August 14, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.42 per share;

(428) On August 14, 2008, the limited partnership sold 1,123 shares of Common Stock on the open market for $10.41 per share;

(429) On August 14, 2008, the limited partnership sold 1,328 shares of Common Stock on the open market for $10.40 per share;

(430) On August 14, 2008, the limited partnership sold 749 shares of Common Stock on the open market for $10.39 per share;

(431) On August 14, 2008, the limited partnership sold 1,600 shares of Common Stock on the open market for $10.38 per share;

(432) On August 14, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.37 per share;

(433) On August 14, 2008, the limited partnership sold 1,442 shares of Common Stock on the open market for $10.36 per share;

(434) On August 14, 2008, the limited partnership sold 5,000 shares of Common Stock on the open market for $10.35 per share;

(435) On August 14, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.34 per share;

(436) On August 14, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.33 per share;

(437) On August 14, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.32 per share;

(438) On August 14, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.31 per share;

(439) On August 14, 2008, the limited partnership sold 2,658 shares of Common Stock on the open market for $10.30 per share;

(440) On August 14, 2008, the limited partnership sold 4,400 shares of Common Stock on the open market for $10.29 per share;

(441) On August 14, 2008, the limited partnership sold 3,300 shares of Common Stock on the open market for $10.28 per share;

(442) On August 14, 2008, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.27 per share;

(443) On August 14, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.26 per share;

CUSIP No. 89267P 10 5	Page 32 of 54

(444) On August 14, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.25 per share;

(445) On August 15, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.58 per share;

(446) On August 15, 2008, the limited partnership sold 99 shares of Common Stock on the open market for $10.57 per share;

(447) On August 15, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.56 per share;

(448) On August 15, 2008, the limited partnership sold 14 shares of Common Stock on the open market for $10.55 per share;

(449) On August 15, 2008, the limited partnership sold 101 shares of Common Stock on the open market for $10.54 per share;

(450) On August 15, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.53 per share;

(451) On August 15, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.52 per share;

(452) On August 15, 2008, the limited partnership sold 856 shares of Common Stock on the open market for $10.50 per share;

(453) On August 15, 2008, the limited partnership sold 586 shares of Common Stock on the open market for $10.49 per share;

(454) On August 15, 2008, the limited partnership sold 844 shares of Common Stock on the open market for $10.48 per share;

(455) On August 15, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.47 per share;

(456) On August 15, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.45 per share;

(457) On August 15, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.43 per share;

(458) On August 15, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.42 per share;

(459) On August 15, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.41 per share;

(460) On August 15, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.40 per share;

CUSIP No. 89267P 10 5	Page 33 of 54

(461) On August 15, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.39 per share;

(462) On August 15, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.37 per share;

(463) On August 15, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.36 per share;

(464) On August 15, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.35 per share;

(465) On August 15, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.34 per share;

(466) On August 15, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.33 per share;

(467) On August 15, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.32 per share;

(468) On August 15, 2008, the limited partnership sold 1,570 shares of Common Stock on the open market for $10.30 per share;

(469) On August 15, 2008, the limited partnership sold 3,230 shares of Common Stock on the open market for $10.29 per share;

(470) On August 15, 2008, the limited partnership sold 2,110 shares of Common Stock on the open market for $10.28 per share;

(471) On August 15, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.27 per share;

(472) On August 15, 2008, the limited partnership sold 816 shares of Common Stock on the open market for $10.26 per share;

(473) On August 15, 2008, the limited partnership sold 1,300 shares of Common Stock on the open market for $10.25 per share;

(474) On August 15, 2008, the limited partnership sold 1,300 shares of Common Stock on the open market for $10.24 per share;

(475) On August 15, 2008, the limited partnership sold 2,070 shares of Common Stock on the open market for $10.23 per share;

(476) On August 15, 2008, the limited partnership sold 1,661 shares of Common Stock on the open market for $10.22 per share;

(477) On August 15, 2008, the limited partnership sold 1,663 shares of Common Stock on the open market for $10.21 per share;

CUSIP No. 89267P 10 5	Page 34 of 54

(478) On August 15, 2008, the limited partnership sold 1,727 shares of Common Stock on the open market for $10.20 per share;

(479) On August 15, 2008, the limited partnership sold 850 shares of Common Stock on the open market for $10.19 per share;

(480) On August 15, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.18 per share;

(481) On August 15, 2008, the limited partnership sold 303 shares of Common Stock on the open market for $10.17 per share;

(482) On August 15, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.16 per share;

(483) On August 15, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.15 per share;

(484) On August 15, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.14 per share;

(485) On August 15, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.13 per share;

(486) On August 18, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.58 per share;

(487) On August 18, 2008, the limited partnership sold 378 shares of Common Stock on the open market for $10.57 per share;

(488) On August 18, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.56 per share;

(489) On August 18, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.55 per share;

(490) On August 18, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.54 per share;

(491) On August 18, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.53 per share;

(492) On August 18, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.52 per share;

(493) On August 18, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.50 per share;

(494) On August 18, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.49 per share;

CUSIP No. 89267P 10 5	Page 35 of 54

(495) On August 18, 2008, the limited partnership sold 522 shares of Common Stock on the open market for $10.48 per share;

(496) On August 18, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.47 per share;

(497) On August 18, 2008, the limited partnership sold 1,300 shares of Common Stock on the open market for $10.45 per share;

(498) On August 18, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.43 per share;

(499) On August 18, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.42 per share;

(500) On August 18, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.41 per share;

(501) On August 18, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.40 per share;

(502) On August 18, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.39 per share;

(503) On August 18, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.37 per share;

(504) On August 18, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.36 per share;

(505) On August 18, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.35 per share;

(506) On August 18, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.34 per share;

(507) On August 18, 2008, the limited partnership sold 1,127 shares of Common Stock on the open market for $10.33 per share;

(508) On August 18, 2008, the limited partnership sold 1,116 shares of Common Stock on the open market for $10.32 per share;

(509) On August 18, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.30 per share;

(510) On August 18, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.29 per share;

(511) On August 18, 2008, the limited partnership sold 1,556 shares of Common Stock on the open market for $10.28 per share;

CUSIP No. 89267P 10 5	Page 36 of 54

(512) On August 18, 2008, the limited partnership sold 301 shares of Common Stock on the open market for $10.27 per share;

(513) On August 18, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.26 per share;

(514) On August 18, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.25 per share;

(515) On August 18, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.24 per share;

(516) On August 18, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.23 per share;

(517) On August 18, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.22 per share;

(518) On August 18, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.21 per share;

(519) On August 18, 2008, the limited partnership sold 1,800 shares of Common Stock on the open market for $10.20 per share;

(520) On August 18, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.19 per share;

(521) On August 19, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $9.81 per share;

(522) On August 19, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.80 per share;

(523) On August 19, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.79 per share;

(524) On August 19, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $9.78 per share;

(525) On August 19, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $9.77 per share;

(526) On August 19, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $9.76 per share;

(527) On August 19, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.75 per share;

(528) On August 19, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $9.72 per share;

CUSIP No. 89267P 10 5	Page 37 of 54

(529) On August 19, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.71 per share;

(530) On August 19, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.70 per share;

(531) On August 19, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.69 per share;

(532) On August 19, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.68 per share;

(533) On August 19, 2008, the limited partnership sold 2,000 shares of Common Stock on the open market for $9.66 per share;

(534) On August 19, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.64 per share;

(535) On August 19, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $9.63 per share;

(536) On August 19, 2008, the limited partnership sold 3,600 shares of Common Stock on the open market for $9.62 per share;

(537) On August 19, 2008, the limited partnership sold 3,208 shares of Common Stock on the open market for $9.61 per share;

(538) On August 19, 2008, the limited partnership sold 4,192 shares of Common Stock on the open market for $9.60 per share;

(539) On August 19, 2008, the limited partnership sold 2,200 shares of Common Stock on the open market for $9.59 per share;

(540) On August 19, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $9.58 per share;

(541) On August 19, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.57 per share;

(542) On August 19, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $9.56 per share;

(543) On August 19, 2008, the limited partnership sold 1,500 shares of Common Stock on the open market for $9.55 per share;

(544) On August 19, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $9.54 per share;

(545) On August 19, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $9.53 per share;

CUSIP No. 89267P 10 5	Page 38 of 54

(546) On August 19, 2008, the limited partnership sold 1,800 shares of Common Stock on the open market for $9.52 per share;

(547) On August 19, 2008, the limited partnership sold 1,400 shares of Common Stock on the open market for $9.51 per share;

(548) On August 19, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $9.50 per share;

(549) On August 20, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.67 per share;

(550) On August 20, 2008, the limited partnership sold 793 shares of Common Stock on the open market for $9.66 per share;

(551) On August 20, 2008, the limited partnership sold 557 shares of Common Stock on the open market for $9.65 per share;

(552) On August 20, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $9.64 per share;

(553) On August 20, 2008, the limited partnership sold 1,096 shares of Common Stock on the open market for $9.63 per share;

(554) On August 20, 2008, the limited partnership sold 204 shares of Common Stock on the open market for $9.61 per share;

(555) On August 20, 2008, the limited partnership sold 688 shares of Common Stock on the open market for $9.60 per share;

(556) On August 20, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.59 per share;

(557) On August 20, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.58 per share;

(558) On August 20, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $9.57 per share;

(559) On August 20, 2008, the limited partnership sold 762 shares of Common Stock on the open market for $9.56 per share;

(560) On August 20, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $9.55 per share;

(561) On August 20, 2008, the limited partnership sold 1,300 shares of Common Stock on the open market for $9.54 per share;

(562) On August 20, 2008, the limited partnership sold 1,600 shares of Common Stock on the open market for $9.53 per share;

CUSIP No. 89267P 10 5	Page 39 of 54

(563) On August 20, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $9.52 per share;

(564) On August 20, 2008, the limited partnership sold 1,400 shares of Common Stock on the open market for $9.51 per share;

(565) On August 20, 2008, the limited partnership sold 1,300 shares of Common Stock on the open market for $9.50 per share;

(566) On August 20, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $9.49 per share;

(567) On August 20, 2008, the limited partnership sold 3,353 shares of Common Stock on the open market for $9.48 per share;

(568) On August 20, 2008, the limited partnership sold 3,147 shares of Common Stock on the open market for $9.47 per share;

(569) On August 20, 2008, the limited partnership sold 2,300 shares of Common Stock on the open market for $9.46 per share;

(570) On August 20, 2008, the limited partnership sold 3,500 shares of Common Stock on the open market for $9.45 per share;

(571) On August 20, 2008, the limited partnership sold 2,600 shares of Common Stock on the open market for $9.44 per share;

(572) On August 20, 2008, the limited partnership sold 1,700 shares of Common Stock on the open market for $9.43 per share;

(573) On August 20, 2008, the limited partnership sold 2,700 shares of Common Stock on the open market for $9.42 per share;

(574) On August 20, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $9.41 per share;

(575) On August 20, 2008, the limited partnership sold 3,700 shares of Common Stock on the open market for $9.40 per share;

(576) On August 20, 2008, the limited partnership sold 1,600 shares of Common Stock on the open market for $9.39 per share;

(577) On August 20, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $9.38 per share;

(578) On August 20, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $9.37 per share;

(579) On August 20, 2008, the limited partnership sold 1,900 shares of Common Stock on the open market for $9.36 per share;

CUSIP No. 89267P 10 5	Page 40 of 54

(580) On August 20, 2008, the limited partnership sold 3,500 shares of Common Stock on the open market for $9.35 per share;

(581) On August 20, 2008, the limited partnership sold 3,100 shares of Common Stock on the open market for $9.34 per share;

(582) On August 20, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $9.33 per share;

(583) On August 20, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $9.32 per share;

(584) On August 20, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.31 per share;

(585) On August 20, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $9.30 per share;

(586) On August 20, 2008, the limited partnership sold 1,002 shares of Common Stock on the open market for $9.29 per share;

(587) On August 20, 2008, the limited partnership sold 398 shares of Common Stock on the open market for $9.28 per share;

(588) On August 21, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.50 per share;

(589) On August 21, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $9.49 per share;

(590) On August 21, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $9.48 per share;

(591) On August 21, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $9.47 per share;

(592) On August 21, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $9.46 per share;

(593) On August 21, 2008, the limited partnership sold 1,193 shares of Common Stock on the open market for $9.45 per share;

(594) On August 21, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $9.44 per share;

(595) On August 21, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $9.43 per share;

(596) On August 21, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $9.42 per share;

CUSIP No. 89267P 10 5	Page 41 of 54

(597) On August 21, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $9.41 per share;

(598) On August 21, 2008, the limited partnership sold 1,900 shares of Common Stock on the open market for $9.40 per share;

(599) On August 21, 2008, the limited partnership sold 5,330 shares of Common Stock on the open market for $9.39 per share;

(600) On August 21, 2008, the limited partnership sold 3,077 shares of Common Stock on the open market for $9.38 per share;

(601) On August 21, 2008, the limited partnership sold 2,100 shares of Common Stock on the open market for $9.37 per share;

(602) On August 21, 2008, the limited partnership sold 3,808 shares of Common Stock on the open market for $9.36 per share;

(603) On August 21, 2008, the limited partnership sold 3,800 shares of Common Stock on the open market for $9.35 per share;

(604) On August 21, 2008, the limited partnership sold 3,145 shares of Common Stock on the open market for $9.34 per share;

(605) On August 21, 2008, the limited partnership sold 3,447 shares of Common Stock on the open market for $9.33 per share;

(606) On August 21, 2008, the limited partnership sold 1,850 shares of Common Stock on the open market for $9.32 per share;

(607) On August 21, 2008, the limited partnership sold 1,325 shares of Common Stock on the open market for $9.31 per share;

(608) On August 21, 2008, the limited partnership sold 825 shares of Common Stock on the open market for $9.30 per share;

(609) On August 21, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.29 per share;

(610) On August 21, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.27 per share;

(611) On August 22, 2008, the limited partnership sold 69 shares of Common Stock on the open market for $9.67 per share;

(612) On August 22, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.66 per share;

(613) On August 22, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.65 per share;

CUSIP No. 89267P 10 5	Page 42 of 54

(614) On August 22, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.64 per share;

(615) On August 22, 2008, the limited partnership sold 686 shares of Common Stock on the open market for $9.63 per share;

(616) On August 22, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.62 per share;

(617) On August 22, 2008, the limited partnership sold 745 shares of Common Stock on the open market for $9.61 per share;

(618) On August 22, 2008, the limited partnership sold 1,450 shares of Common Stock on the open market for $9.60 per share;

(619) On August 22, 2008, the limited partnership sold 650 shares of Common Stock on the open market for $9.59 per share;

(620) On August 22, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $9.58 per share;

(621) On August 22, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $9.57 per share;

(622) On August 22, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.56 per share;

(623) On August 22, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $9.55 per share;

(624) On August 22, 2008, the limited partnership sold 2,600 shares of Common Stock on the open market for $9.54 per share;

(625) On August 22, 2008, the limited partnership sold 1,600 shares of Common Stock on the open market for $9.53 per share;

(626) On August 22, 2008, the limited partnership sold 965 shares of Common Stock on the open market for $9.52 per share;

(627) On August 22, 2008, the limited partnership sold 1,135 shares of Common Stock on the open market for $9.51 per share;

(628) On August 22, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.50 per share;

(629) On August 22, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $9.49 per share;

(630) On August 22, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.48 per share;

CUSIP No. 89267P 10 5	Page 43 of 54

(631) On August 22, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $9.46 per share;

(632) On August 22, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.45 per share;

(633) On August 22, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.44 per share;

(634) On August 22, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.43 per share;

(635) On August 22, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.42 per share;

(636) On August 22, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.41 per share;

(637) On August 22, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $9.40 per share;

(638) On August 22, 2008, the limited partnership sold 2,400 shares of Common Stock on the open market for $9.39 per share;

(639) On August 22, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.38 per share;

(640) On August 22, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.25 per share;

(641) On August 25, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.48 per share;

(642) On August 25, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.47 per share;

(643) On August 25, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $9.46 per share;

(644) On August 25, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.45 per share;

(645) On August 25, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $9.44 per share;

(646) On August 25, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $9.43 per share;

(647) On August 25, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $9.42 per share;

CUSIP No. 89267P 10 5	Page 44 of 54

(648) On August 25, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $9.41 per share;

(649) On August 25, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.39 per share;

(650) On August 25, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.38 per share;

(651) On August 25, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.37 per share;

(652) On August 25, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $9.36 per share;

(653) On August 25, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.35 per share;

(654) On August 25, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.34 per share;

(655) On August 25, 2008, the limited partnership sold 1,213 shares of Common Stock on the open market for $9.33 per share;

(656) On August 25, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $9.32 per share;

(657) On August 25, 2008, the limited partnership sold 2,000 shares of Common Stock on the open market for $9.31 per share;

(658) On August 25, 2008, the limited partnership sold 3,187 shares of Common Stock on the open market for $9.30 per share;

(659) On August 25, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $9.29 per share;

(660) On August 25, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $9.28 per share;

(661) On August 25, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $9.27 per share;

(662) On August 25, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $9.26 per share;

(663) On August 25, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $9.25 per share;

(664) On August 25, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.24 per share;

CUSIP No. 89267P 10 5	Page 45 of 54

(665) On August 26, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.44 per share;

(666) On August 26, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.43 per share;

(667) On August 26, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $9.42 per share;

(668) On August 26, 2008, the limited partnership sold 1,900 shares of Common Stock on the open market for $9.41 per share;

(669) On August 26, 2008, the limited partnership sold 2,093 shares of Common Stock on the open market for $9.40 per share;

(670) On August 26, 2008, the limited partnership sold 7,600 shares of Common Stock on the open market for $9.39 per share;

(671) On August 26, 2008, the limited partnership sold 3,707 shares of Common Stock on the open market for $9.38 per share;

(672) On August 26, 2008, the limited partnership sold 3,600 shares of Common Stock on the open market for $9.37 per share;

(673) On August 26, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $9.36 per share;

(674) On August 26, 2008, the limited partnership sold 2,600 shares of Common Stock on the open market for $9.35 per share;

(675) On August 26, 2008, the limited partnership sold 1,500 shares of Common Stock on the open market for $9.34 per share;

(676) On August 26, 2008, the limited partnership sold 2,400 shares of Common Stock on the open market for $9.33 per share;

(677) On August 26, 2008, the limited partnership sold 1,800 shares of Common Stock on the open market for $9.32 per share;

(678) On August 26, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.31 per share;

(679) On August 26, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $9.30 per share;

(680) On August 26, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.29 per share;

(681) On August 26, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.28 per share;

CUSIP No. 89267P 10 5	Page 46 of 54

(682) On August 26, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.27 per share;

(683) On August 26, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.26 per share;

(684) On August 26, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $9.25 per share;

(685) On August 26, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.24 per share;

(686) On August 26, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.22 per share;

(687) On August 26, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.21 per share;

(688) On August 26, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.20 per share;

(689) On August 27, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.67 per share;

(690) On August 27, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.66 per share;

(691) On August 27, 2008, the limited partnership sold 2,000 shares of Common Stock on the open market for $9.65 per share;

(692) On August 27, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.64 per share;

(693) On August 27, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $9.63 per share;

(694) On August 27, 2008, the limited partnership sold 1,400 shares of Common Stock on the open market for $9.62 per share;

(695) On August 27, 2008, the limited partnership sold 250 shares of Common Stock on the open market for $9.61 per share;

(696) On August 27, 2008, the limited partnership sold 450 shares of Common Stock on the open market for $9.60 per share;

(697) On August 27, 2008, the limited partnership sold 1,320 shares of Common Stock on the open market for $9.59 per share;

(698) On August 27, 2008, the limited partnership sold 1,280 shares of Common Stock on the open market for $9.58 per share;

CUSIP No. 89267P 10 5	Page 47 of 54

(699) On August 27, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $9.57 per share;

(700) On August 27, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $9.56 per share;

(701) On August 27, 2008, the limited partnership sold 1,800 shares of Common Stock on the open market for $9.55 per share;

(702) On August 27, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $9.54 per share;

(703) On August 27, 2008, the limited partnership sold 1,002 shares of Common Stock on the open market for $9.53 per share;

(704) On August 27, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $9.52 per share;

(705) On August 27, 2008, the limited partnership sold 2,902 shares of Common Stock on the open market for $9.51 per share;

(706) On August 27, 2008, the limited partnership sold 3,296 shares of Common Stock on the open market for $9.50 per share;

(707) On August 27, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $9.49 per share;

(708) On August 27, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $9.48 per share;

(709) On August 27, 2008, the limited partnership sold 1,300 shares of Common Stock on the open market for $9.47 per share;

(710) On August 27, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $9.46 per share;

(711) On August 27, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.45 per share;

(712) On August 27, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.44 per share;

(713) On August 27, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.43 per share;

(714) On August 27, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.42 per share;

(715) On August 27, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.41 per share;

CUSIP No. 89267P 10 5	Page 48 of 54

(716) On August 27, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.40 per share;

(717) On August 27, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.39 per share;

(718) On August 27, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.38 per share;

(719) On August 27, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.37 per share;

(720) On August 27, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $9.36 per share;

(721) On August 27, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $9.35 per share;

(722) On August 27, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.34 per share;

(723) On August 27, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $9.33 per share;

(724) On August 27, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.32 per share;

(725) On August 27, 2008, the limited partnership sold 84 shares of Common Stock on the open market for $9.31 per share;

(726) On August 27, 2008, the limited partnership sold 16 shares of Common Stock on the open market for $9.30 per share;

(727) On August 27, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.28 per share;

(728) On August 27, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.26 per share;

(729) On August 27, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.25 per share;

(730) On August 28, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.00 per share;

(731) On August 28, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.99 per share;

(732) On August 28, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $9.98 per share;

CUSIP No. 89267P 10 5	Page 49 of 54

(733) On August 28, 2008, the limited partnership sold 1,343 shares of Common Stock on the open market for $9.97 per share;

(734) On August 28, 2008, the limited partnership sold 3,107 shares of Common Stock on the open market for $9.96 per share;

(735) On August 28, 2008, the limited partnership sold 2,250 shares of Common Stock on the open market for $9.95 per share;

(736) On August 28, 2008, the limited partnership sold 1,400 shares of Common Stock on the open market for $9.94 per share;

(737) On August 28, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $9.93 per share;

(738) On August 28, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $9.92 per share;

(739) On August 28, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $9.91 per share;

(740) On August 28, 2008, the limited partnership sold 1,500 shares of Common Stock on the open market for $9.90 per share;

(741) On August 28, 2008, the limited partnership sold 1,300 shares of Common Stock on the open market for $9.89 per share;

(742) On August 28, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $9.88 per share;

(743) On August 28, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.87 per share;

(744) On August 28, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $9.86 per share;

(745) On August 28, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $9.85 per share;

(746) On August 28, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $9.84 per share;

(747) On August 28, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $9.83 per share;

(748) On August 28, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.82 per share;

(749) On August 28, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.81 per share;

CUSIP No. 89267P 10 5	Page 50 of 54

(750) On August 28, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.80 per share;

(751) On August 28, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $9.78 per share;

(752) On August 28, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.77 per share;

(753) On August 28, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.74 per share;

(754) On August 28, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.73 per share;

(755) On August 28, 2008, the limited partnership sold 1,300 shares of Common Stock on the open market for $9.72 per share;

(756) On August 28, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.71 per share;

(757) On August 28, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $9.70 per share;

(758) On August 28, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.69 per share;

(759) On August 28, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.68 per share;

(760) On August 28, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.67 per share;

(761) On August 28, 2008, the limited partnership sold 315 shares of Common Stock on the open market for $9.66 per share;

(762) On August 28, 2008, the limited partnership sold 385 shares of Common Stock on the open market for $9.65 per share;

(763) On August 28, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.64 per share;

(764) On August 28, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.63 per share;

(765) On August 28, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.62 per share;

(766) On August 28, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.61 per share;

CUSIP No. 89267P 10 5	Page 51 of 54

(767) On August 28, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.60 per share;

(768) On August 28, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.56 per share;

(769) On August 29, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.18 per share;

(770) On August 29, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.17 per share;

(771) On August 29, 2008, the limited partnership sold 1,300 shares of Common Stock on the open market for $10.16 per share;

(772) On August 29, 2008, the limited partnership sold 1,600 shares of Common Stock on the open market for $10.15 per share;

(773) On August 29, 2008, the limited partnership sold 4,300 shares of Common Stock on the open market for $10.14 per share;

(774) On August 29, 2008, the limited partnership sold 5,050 shares of Common Stock on the open market for $10.13 per share;

(775) On August 29, 2008, the limited partnership sold 2,872 shares of Common Stock on the open market for $10.12 per share;

(776) On August 29, 2008, the limited partnership sold 2,600 shares of Common Stock on the open market for $10.11 per share;

(777) On August 29, 2008, the limited partnership sold 1,078 shares of Common Stock on the open market for $10.10 per share;

(778) On August 29, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.09 per share;

(779) On August 29, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.08 per share;

(780) On August 29, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.07 per share;

(781) On August 29, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.06 per share;

(782) On August 29, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.05 per share;

(783) On August 29, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.04 per share;

CUSIP No. 89267P 10 5	Page 52 of 54

(784) On August 29, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.03 per share;

(785) On August 29, 2008, the limited partnership sold 1,900 shares of Common Stock on the open market for $10.02 per share;

(786) On August 29, 2008, the limited partnership sold 1,600 shares of Common Stock on the open market for $10.01 per share;

(787) On August 29, 2008, the limited partnership sold 4,000 shares of Common Stock on the open market for $10.00 per share;

(788) On August 29, 2008, the limited partnership sold 1,900 shares of Common Stock on the open market for $9.99 per share;

(789) On August 29, 2008, the limited partnership sold 3,300 shares of Common Stock on the open market for $9.98 per share;

(790) On August 29, 2008, the limited partnership sold 1,700 shares of Common Stock on the open market for $9.97 per share;

(791) On August 29, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $9.96 per share;

(792) On August 29, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $9.95 per share;

(793) On August 29, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.93 per share;

(794) On August 29, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.91 per share;

(795) On August 29, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.89 per share;

(796) On August 29, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.88 per share;

(797) On August 29, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.86 per share; and

(798) On August 29, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.85 per share.

(d) Not applicable.

(e) Not applicable.

CUSIP No. 89267P 10 5	Page 53 of 54

Information with respect to RLCF-II 1997 Limited Partnership:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, RLCF-II 1997 Limited Partnership expressly declares that the filing of this Schedule 13D shall not be construed as an admission that RLCF-II 1997 Limited Partnership is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b) Share versus sole voting and dispositive powers: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions since most recent filing on Schedule 13D through August 29, 2008: None.

(d) Not applicable.

(e) Not applicable.

Information with respect to Ralph L. Cruz:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, Ralph L. Cruz expressly declares that the filing of this Schedule 13D shall not be construed as an admission that Ralph L. Cruz is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b) Shared versus sole voting and dispositive powers: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions since most recent filing on Schedule 13D through August 29, 2008: See information above regarding transactions since most recent filing on Schedule 13D by RLCF-I 1997 Limited Partnership and RLCF-II 1997 Limited Partnership.

(d) Not applicable.

(e) Not applicable.

[Signatures on next page]

CUSIP No. 89267P 10 5	Page 54 of 54

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 8, 2008	/s/ Ralph L. Cruz
(Date)	(Signature)

Ralph L. Cruz, President of RLCF-I GP, Inc., the general partner of RLCF-I 1997 Limited Partnership
(Name and Title)

September 8, 2008	/s/ Ralph L. Cruz
(Date)	(Signature)

Ralph L. Cruz, President of RLCF-II Manager, Inc., the managing member of RLCF-II GP, LLC, the general partner of RLCF-II 1997 Limited Partnership
(Name and Title)

September 8, 2008	/s/ Ralph L. Cruz
(Date)	(Signature)

Ralph L. Cruz, individually
(Name and Title)